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                            SILVERLEAF RESORTS, INC.
                         1221 RIVE BEND DRIVE, SUITE 120
                               DALLAS, TEXAS 75247
                                 (214) 631-1166

Contact: Harry White, Jr.
         Chief Financial Officer
         (214) 631-1166

                SILVERLEAF RESORTS, INC. ANNOUNCES EXCHANGE OFFER


DALLAS, Texas. (May 4, 2004) - Silverleaf Resorts, Inc. today announced that it will immediately commence an exchange offer with the holders of its 6% Senior Subordinated Notes due 2007 (the "6% Notes"). The Company is seeking tenders of up to 100% of the $28.467 million of its 6% Notes currently outstanding. Under the terms of the exchange offer, holders of its 6% Notes will be offered newly issued 8% Senior Subordinated Notes due 2010 and payment of interest on the 6% Notes through the date of exchange. In order for the exchange offer to be consummated, at least 80% in principal amount of the 6% Notes must be tendered for exchange.

         The exchange offer will expire at 5:00 p.m., New York City Time on Wednesday, June 2, 2004, unless extended by the Company. Tenders of 6% Notes may be withdrawn at any time prior to the expiration date.

         Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates 12 timeshare resorts in various stages of development. Silverleaf Resorts offer a wide array of country club-like amenities, such as golf, swimming, horseback riding, boating and many organized activities for children and adults. Silverleaf has an ownership base of over 110,000.

         This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. Additionally, anticipated results are dependent upon the Company's ability to identify and acquire or develop other operations under terms that are beneficial to the Company and its shareholders. Other risk factors are more fully discussed under "Cautionary Statements" in the Company's SEC reports, including the Company's 2003 annual report on Form 10-K (pages 22 through 30 thereof).


AW/300116